Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2022 SECOND QUARTER RESULTS

•
Q2 2022 GAAP diluted EPS of $0.53 and adjusted diluted EPS of $0.33, compared to Q2 2021 GAAP diluted EPS of $0.03 and adjusted diluted EPS of $0.08.
•
Q2 2022 Sales were $393 million, compared to $320 million in Q2 2021.
•
Full year 2022 guidance is reaffirmed.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income (loss), earnings (loss) per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2022	2021	% Change	2022	2021	% Change

Net Sales	$393.0	$320.3	22.7%	$783.6	$630.6	24.3%
Net sales change in constant currency			25.9%			26.7%
Operating Income	63.8	16.2	293.8%	93.9	6.0	1,465.0%
Net Income (Loss)	44.7	2.2	1,931.8%	62.5	(11.8)	629.7%
Diluted net income (loss) per common share	$0.53	$0.03	1,666.7%	$0.74	$(0.14)	628.6%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$44.7	$19.3	131.6%	$75.8	$21.2	257.5%
As a % of sales	11.4%	6.0%		9.7%	3.4%
Adjusted Net Income (Loss)	28.1	7.1	295.8%	46.7	(1.3)	3,692.3%
Adjusted diluted net income (loss) per share	$0.33	$0.08	312.5%	$0.55	$(0.02)	2,850.0%

STAMFORD, Conn. July 25, 2022 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2022 results including net sales of $393 million and adjusted diluted EPS of $0.33 per share.

Chairman, CEO and President Nick Stanage said, “The second quarter demonstrated our continued ability to deliver solid results and to perform consistently in the face of supply chain disruptions and inflationary pressures, which we expect to be present at least through the end of 2022. We remain encouraged by the ongoing recovery in air travel that is supporting growth in the commercial aerospace market, as well as the strength in Space and Defense and the success that our Industrial team is achieving in both existing and new markets. We continue to tightly manage our cost base and focus strongly on working capital as our business grows. Our key priorities continue to be meeting the needs of our customers, optimizing incremental margins, and driving innovation to support the global drive for fuel efficiency and emissions reduction from composite lightweighting.”

Markets

Sales in the second quarter of 2022 were $393.0 million compared to $320.3 million in the second quarter of 2021.

Commercial Aerospace

•
Commercial Aerospace sales of $227.6 million increased 48.1% (49.5% in constant currency) for the second quarter of 2022 compared to the second quarter of 2021 led by growth in the A350, A320neo and 737 MAX programs. The sub-category Other Commercial Aerospace, which includes business jets and regional aircraft, increased 75.4% for the second quarter of 2022 compared to the second quarter of 2021.

Space & Defense

•
Space & Defense sales of $111.9 million increased 4.7% (7.0% in constant currency) for the quarter as compared to the second quarter of 2021 with growth in Space, CH-53K heavy lift helicopter and a number of international programs.

Industrial

•
Total Industrial sales of $53.5 million in the second quarter of 2022 decreased 10.4% (3.5% in constant currency) compared to the second quarter of 2021 as lower wind energy sales and the negative impact of foreign exchange rates, was only partially offset by growth in automotive, recreation and other industrial sales.

Consolidated Operations

Gross margin for the second quarter of 2022 was 22.8% compared to 19.3% in the second quarter of 2021 as higher sales volume drove favorable operating leverage. As a percentage of sales, selling, general and administrative and R&T expenses for the second quarter of 2022 were 11.4% compared to 13.3% for the second quarter of 2021. Adjusted operating income in the second quarter of 2022 was $44.7 million or 11.4% of sales, compared to $19.3 million, or 6.0% of sales in 2021. Other operating income for the second quarter of 2022 included a pre-tax net gain of $19.4 million from the sale of our Dublin, California site as we transfer our R&T laboratory from Dublin to a new, flagship Center of Research & Technology Excellence at our Salt Lake City site in Utah. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 30 basis points in the second quarter of 2022 compared to the second quarter of 2021.

Year-to-Date 2022 Results

Sales for the first six months of 2022 were $783.6 million compared to $630.6 million for the same period in 2021.

Commercial Aerospace (57% of YTD sales)

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Commercial Aerospace sales of $446.5 million increased 48.2% (49.2% in constant currency) for the first six months of 2022 compared to the first six months of 2021 on stronger narrowbody and A350 sales, whereas sales in the prior year period were impacted by channel destocking. The sub-category Other Commercial Aerospace increased 72.9% for the first six months of 2022 compared to the same period in 2021.

Space & Defense (29% of YTD sales)

•
Space & Defense sales of $230.1 million increased 5.3% (7.0% in constant currency) for the first six months of 2022 as compared to the first six months of 2021, led by growth in Space and the CH-53K program.

Industrial (14% of YTD sales)

•
Total Industrial sales of $107.0 million in the first six months of 2022 decreased 3.3% (increased 2.6% in constant currency) compared to the first six months of 2021 as growth in automotive,

recreation and other industrial markets was not enough to offset the negative impact of foreign exchange rates and lower wind energy sales.

Consolidated Operations

Gross margin for the first six months of 2022 was 22.5% compared to 18.2% in the prior year period as higher sales and greater capacity utilization led to improved cost absorption. As a percentage of sales, selling, general and administrative and R&T expenses for the first six months of 2022 were 12.8% compared to 14.9% for the first six months of 2021. Adjusted operating income for the first six months of 2022 was $75.8 million or 9.7% of sales, compared to $21.2 million, or 3.4% of sales in 2021. Other operating income for the first six months of 2022 included a pre-tax net gain of $19.4 million from the Dublin property sale, partially offset by restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 25 basis points in the first six months of 2022 compared to 2021.

Cash and other

•
The second quarter 2022 tax expense was $12.7 million. The tax expense for the second quarter of 2021 was $4.0 million and included a discrete tax charge of $2.7 million related to the remeasurement of the net deferred tax liability in a foreign jurisdiction. The tax expense for the first six months of 2022 was $17.4 million. The tax benefit for the first six months of 2021 was $3.5 million and included a discrete tax benefit of $3.2 million for the revaluation of deferred tax liabilities related to a favorable U.S. state tax law change in addition to the discrete tax charge of $2.7 million mentioned above. The underlying effective tax rate for 2022 continues to be 23%.
•
Net cash provided by operating activities in the first six months of 2022 was $18.3 million, compared to $38.9 million for the first six months of 2021. Working capital was a cash use of $95.1 million for the first six months of 2022 and a use of $19.6 million for the comparable period in 2021.The increase in working capital supports growing sales. Capital expenditures on a cash basis were $37.9 million for the first six months of 2022 compared to $9.2 million for the first six months of 2021 with the increase reflecting two previously announced ongoing construction projects; the construction of a research and technology innovation center in Salt Lake City, Utah and the expansion of Hexcel’s engineered core operations in Morocco. Net cash used for investing activities for the six months ended June 30, 2022 included the net proceeds of $21.2 million received from the sale of our facility in Dublin, California. Free cash flow was ($19.6) million in the first six months of 2022 compared to $29.7 million in the first six months of 2021. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $28.3 million and $7.8 million for the first six months of 2022 and 2021, respectively.
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The Company did not repurchase any common stock during the second quarter of 2022. The remaining authorization under the share repurchase program at June 30, 2022, was $217 million.
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As announced today, the Board of Directors declared a quarterly dividend of $0.10 per share payable to stockholders of record as of August 5 2022, with a payment date of August 12, 2022.

2022 Guidance (unchanged)

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Sales of $1.50 billion to $1.63 billion
•
Adjusted diluted earnings per share of $1.00 to $1.24
•
Free cash flow greater than $145 million
•
Accrual basis capital expenditures of approximately $75 million

•
Underlying effective tax rate is estimated to be 23%

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Hexcel will host a conference call at 10:00 a.m. ET, on July 26, 2022 to discuss second quarter 2022 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to regulatory clearances or the build rate of the Boeing 737 MAX or Boeing 787 and the related impact on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and completion of capacity expansions and qualification of new products; expectations regarding our ability to improve and maintain margins; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic and the impact of the conflict between Russia and Ukraine on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; expectations regarding our strategic initiatives and other goals, including, but not limited to, our sustainability goals; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2022 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets and supply chains, ongoing restrictions on movement and travel, employee absenteeism and labor shortages, and reduced demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to the timing of pending regulatory clearances for the Boeing 737 MAX and the Boeing 787, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with customer demand; inability to effectively motivate, retain and hire the necessary workforce; our ability to successfully implement or realize our business strategies, plans, goals and objectives of management, including our sustainability goals and any restructuring or alignment activities in which we may engage; the impact of any government mandated COVID-19 precautions, including mandatory vaccination; changes in sales mix; changes in current pricing and cost levels, including cost inflation, as well as increasing energy prices resulting from the conflict between Russia and Ukraine; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions, which may be exacerbated by the conflict between Russia and Ukraine; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies, such as sanctions imposed as a result of the conflict between Russia and Ukraine; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters, which may be worsened by the impact of climate change, and other severe catastrophic events; the potential impact of environmental, social and governance matters; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2022	2021	2022	2021
Net sales	$393.0	$320.3	$783.6	$630.6
Cost of sales	303.5	258.4	607.4	515.6
Gross margin	89.5	61.9	176.2	115.0
% Gross Margin	22.8%	19.3%	22.5%	18.2%

Selling, general and administrative expenses	33.5	31.1	78.2	70.7
Research and technology expenses	11.3	11.5	22.2	23.1
Other operating (income) expense	(19.1)	3.1	(18.1)	15.2
Operating income	63.8	16.2	93.9	6.0
Interest expense, net	8.9	9.3	18.0	19.6
Other income	(0.3)	-	(0.3)	-
Income (loss) before income taxes, and equity in earnings of affiliated companies	55.2	6.9	76.2	(13.6)
Income tax expense (benefit)	12.7	4.0	17.4	(3.5)
Income (loss) before equity in earnings of affiliated companies	42.5	2.9	58.8	(10.1)
Equity in earnings (losses) from affiliated companies	2.2	(0.7)	3.7	(1.7)
Net income (loss)	$44.7	$2.2	$62.5	$(11.8)

Basic net income (loss) per common share:	$0.53	$0.03	$0.74	$(0.14)

Diluted net income (loss) per common share:	$0.53	$0.03	$0.74	$(0.14)

Weighted-average common shares:
Basic	84.4	84.1	84.3	84.0
Diluted	85.0	84.7	84.9	84.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2022	2021
Assets
Cash and cash equivalents	$99.2	$127.7
Accounts receivable, net	234.2	160.3
Inventories, net	271.5	245.7
Contract assets	30.1	30.5
Prepaid expenses and other current assets	44.3	39.5
Assets held for sale	12.6	12.6
Total current assets	691.9	616.3

Property, plant and equipment	3,045.4	3,110.0
Less accumulated depreciation	(1,375.1)	(1,363.9)
Net property, plant and equipment	1,670.3	1,746.1

Goodwill and other intangible assets, net	258.8	267.5
Investments in affiliated companies	46.1	44.6
Other assets	152.3	144.9
Total assets	$2,819.4	$2,819.4

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.5	$0.9
Accounts payable	103.4	113.2
Accrued compensation and benefits	71.3	54.4
Accrued liabilities	96.0	79.1
Total current liabilities	271.2	247.6

Long-term debt	812.0	822.4
Retirement obligations	48.7	52.6
Other non-current liabilities	207.2	211.3
Total liabilities	$1,339.1	$1,333.9

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.3 shares issued at June 30, 2022 and 110.1 shares issued at December 31, 2021	$1.1	$1.1
Additional paid-in capital	894.1	878.6
Retained earnings	2,058.0	2,012.5
Accumulated other comprehensive loss	(191.3)	(126.5)
	2,761.9	2,765.7

Less – Treasury stock, at cost, 26.2 shares at June 30, 2022 and 26.1 shares at December 31, 2021	(1,281.6)	(1,280.2)
Total stockholders' equity	1,480.3	1,485.5
Total liabilities and stockholders' equity	$2,819.4	$2,819.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2022	2021

Cash flows from operating activities
Net income (loss)	$62.5	$(11.8)
Reconciliation to net cash used for operating activities:
Depreciation and amortization	63.9	68.7
Amortization related to financing	0.4	2.1
Deferred income taxes	(4.1)	(10.7)
Equity in (earnings) losses from affiliated companies	(3.7)	1.7
Stock-based compensation	12.8	13.3
Merger and restructuring expenses, net of payments	(6.0)	(2.5)
Gain on sale of assets	(19.4)	-
Gain on sale of investments	(0.3)	-

Changes in assets and liabilities:
Increase in accounts receivable	(74.5)	(45.9)
Increase in inventories	(38.9)	(21.8)
Increase in prepaid expenses and other current assets	(10.1)	(2.6)
Increase in accounts payable/accrued liabilities	28.4	50.7
Other - net	7.3	(2.3)
Net cash provided by operating activities (a)	18.3	38.9

Cash flows from investing activities
Capital expenditures (b)	(37.9)	(9.2)
Proceeds from sale of assets	21.2	-
Proceeds from sale of investments	0.5	-
Net cash used for investing activities	(16.2)	(9.2)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	35.0	-
Repayments of senior unsecured credit facilities	(46.0)	(21.0)
Repayment of finance lease obligation and other debt, net	(0.2)	(0.4)
Dividends paid	(16.8)	-
Activity under stock plans	1.4	4.8
Net cash used for financing activities	(26.6)	(16.6)
Effect of exchange rate changes on cash and cash equivalents	(4.0)	(1.1)
Net (decrease) increase in cash and cash equivalents	(28.5)	12.0
Cash and cash equivalents at beginning of period	127.7	103.3
Cash and cash equivalents at end of period	$99.2	$115.3

Supplemental data:
Free Cash Flow (a)+(b)	$(19.6)	$29.7
Accrual basis additions to property, plant and equipment	$28.3	$7.8

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2022 and 2021				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2022	2021	%	Effect (b)	2021	%
Commercial Aerospace	$227.6	$153.7	48.1	$(1.5)	$152.2	49.5
Space & Defense	111.9	106.9	4.7	(2.3)	104.6	7.0
Industrial	53.5	59.7	(10.4)	(4.3)	55.4	(3.5)
Consolidated Total	$393.0	$320.3	22.7	$(8.1)	$312.2	25.9

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	57.9	48.0			48.8
Space & Defense	28.5	33.4			33.5
Industrial	13.6	18.6			17.7
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2022 and 2021				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2022	2021	%	Effect (b)	2021	%
Commercial Aerospace	$446.5	$301.3	48.2	$(2.0)	$299.3	49.2
Space & Defense	230.1	218.6	5.3	(3.5)	215.1	7.0
Industrial	107.0	110.7	(3.3)	(6.4)	104.3	2.6
Consolidated Total	$783.6	$630.6	24.3	$(11.9)	$618.7	26.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	57.0	47.8			48.4
Space & Defense	29.4	34.7			34.8
Industrial	13.6	17.5			16.8
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2021 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2022 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2022
Net sales to external customers	$318.1	$74.9	$-	$393.0
Intersegment sales	18.5	1.0	(19.5)	-
Total sales	336.6	75.9	(19.5)	393.0

Other operating expense (income)	0.3	-	(19.4)	(19.1)
Operating income	47.2	9.1	7.5	63.8
% Operating margin	14.0%	12.0%		16.2%

Depreciation and amortization	28.1	3.5	0.1	31.7
Stock-based compensation expense	0.9	0.3	1.2	2.4
Accrual based additions to capital expenditures	14.5	2.7	-	17.2

Second Quarter 2021
Net sales to external customers	$240.9	$79.4	$-	$320.3
Intersegment sales	14.6	0.8	(15.4)	-
Total sales	255.5	80.2	(15.4)	320.3

Other operating expense	2.8	0.2	0.1	3.1
Operating income (loss)	24.5	5.9	(14.2)	16.2
% Operating margin	9.6%	7.4%		5.1%

Depreciation and amortization	30.5	3.6	0.1	34.2
Stock-based compensation expense	0.8	0.1	3.4	4.3
Accrual based additions to capital expenditures	3.4	0.4	-	3.8

First Six Months 2022
Net sales to external customers	$631.9	$151.7	$-	$783.6
Intersegment sales	35.0	1.3	(36.3)	-
Total sales	666.9	153.0	(36.3)	783.6

Other operating expense (income)	1.2	0.1	(19.4)	(18.1)
Operating income (loss)	89.8	19.7	(15.6)	93.9
% Operating margin	13.5%	12.9%		12.0%

Depreciation and amortization	56.7	7.1	0.1	63.9
Stock-based compensation expense	3.5	1.0	8.3	12.8
Accrual based additions to capital expenditures	24.6	3.7	-	28.3

First Six Months 2021
Net sales to external customers	$478.1	$152.5	$-	$630.6
Intersegment sales	27.8	1.4	(29.2)	-
Total sales	505.9	153.9	(29.2)	630.6

Other operating expense	15.5	(0.5)	0.2	15.2
Operating income (loss)	31.9	10.6	(36.5)	6.0
% Operating margin	6.3%	6.9%		0.9%

Depreciation and amortization	61.3	7.3	0.1	68.7
Stock-based compensation expense	1.4	0.3	11.6	13.3
Accrual based additions to capital expenditures	7.0	0.8	-	7.8

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income (Loss), EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2022	2021	2022	2021
GAAP operating income	$63.8	$16.2	$93.9	$6.0
Other operating (income) expense (a)	(19.1)	3.1	(18.1)	15.2
Non-GAAP operating income	$44.7	$19.3	$75.8	$21.2

	Unaudited
	Quarters Ended June 30,
	2022		2021
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$44.7	$0.53	$2.2	$0.03
Other operating (income) expense, net of tax (a)	(16.3)	(0.20)	2.2	0.02
Other income	(0.3)	-	-	-
Tax expense (b)	-	-	2.7	0.03
Non-GAAP	$28.1	$0.33	$7.1	$0.08

	Unaudited
	Six Months Ended June 30,
	2022		2021
(In millions, except per diluted share data)	Net Income	EPS	Net Loss	EPS
GAAP	$62.5	$0.74	$(11.8)	$(0.14)
Other operating (income) expense (a)	(15.5)	(0.19)	11.0	0.13
Other income	(0.3)	-	-	-
Tax (benefit) (b)	-	-	(0.5)	(0.01)
Non-GAAP	$46.7	$0.55	$(1.3)	$(0.02)

	Unaudited
	Six Months Ended June 30
(In millions)	2022	2021
Net cash used for operating activities	$18.3	$38.9
Less: Capital expenditures	(37.9)	(9.2)
Free cash flow (non-GAAP)	$(19.6)	$29.7

(a)
The quarter and six months ended June 30, 2022 included the net gain of $19.4 million from the sale of the Dublin, California facility, partially offset by restructuring costs. The quarter and six months ended June 30, 2021 includes restructuring costs.
(b)
The quarter ended June 30, 2021 included a discrete tax charge of $2.7 million related to the remeasurement of the net deferred tax liability in a foreign jurisdiction as a result of a change in tax rate. The six months ended June 30, 2021 also included a discrete tax benefit from the revaluation of deferred tax liabilities related to a favorable U.S. state tax law change.

NOTE: Management believes that adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share, the adjusted tax rate, and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2022	2021	2021

Current portion finance lease	$0.5	$0.9	$0.9
Total current debt	0.5	0.9	0.9

Senior unsecured credit facility	114.0	125.0	207.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.1)	(1.2)	(1.3)
Senior notes deferred financing costs	(2.5)	(2.9)	(3.2)
Other debt	1.6	1.5	2.0
Total long-term debt	812.0	822.4	904.5
Total Debt	812.5	823.3	905.4
Less: Cash and cash equivalents	(99.2)	(127.7)	(115.3)
Total debt, net of cash	$713.3	$695.6	$790.1